For Additional Information:
Ronald A. Miller
Executive VP & CFO
Phone: 585.786.1102
Email: ramiller@fiiwarsaw.com

Financial Institutions Announces Second Quarter Earnings
And Stock Repurchase Program

WARSAW, N.Y., July 26, 2007 — Financial Institutions, Inc. (Nasdaq: FISI), the parent company of Five Star Bank, today announced financial results for the second quarter ended June 30, 2007. Net income for Financial Institutions, Inc. (“FII”) was $3.4 million, or $0.27 per diluted share, compared with $3.6 million, or $0.29 per diluted share, for the first quarter of 2007 and $5.4 million, or $0.44 per diluted share, for the second quarter of 2006. For the first six months of 2007 net income was $7.1 million, or $0.56 per diluted share compared with $9.1 million, or $0.74 per diluted share for the first six months of 2006.

Highlights of the second quarter include:

•	Loans increased $11.6 million to $940.9 million at June 30, 2007 compared with $929.3 million at March 31, 2007. Commercial loans increased $2.4 million in the second quarter and are up $14.5 million from December 31, 2006. This growth is a product of our extensive commercial business development program over the past year. In addition, our indirect consumer loan portfolio increased $9.7 million during the second quarter, which offset declines in our direct consumer and home equity loans.

•	Asset quality showed continued improvement. Nonperforming assets were $11.8 million at June 30, 2007, a reduction of $5.2 million from $17.0 million at March 31, 2007. Net loan charge-offs were $239 thousand for the second quarter of 2007 or 10 basis points of average loans (annualized) and for the first six months of 2007 were $373 thousand or 8 basis points of average loans (annualized).

•	Noninterest expense was $14.3 million for the second quarter compared with $13.9 million for the first quarter. For the first six months of 2007 noninterest expense was $28.3 million, a decrease of $1.6 million, or 5%, from the $29.9 million for the first six months of 2006. The lower expense levels for the first six months of 2007 compared to the same period last year reflect operational efficiencies gained from the consolidation of administrative and operational functions, improved asset quality, lower advertising costs, and fewer employees.

•	Net interest margin declined 4 basis points, to 3.35%, for the second quarter of 2007 compared with the first quarter of 2007, and has declined 22 basis points from the second quarter of 2006. The flat-to-inverted interest rate yield curve that prevailed throughout much of 2006 and continued into the first half of the second quarter of 2007 has had a negative effect on our net interest margin, as have changes in our deposit mix that resulted in an increased cost of funds. Net interest margin showed improvement in the latter half of the second quarter.

Peter G. Humphrey, President and CEO of FII, commented, “We continue to gain momentum in the marketplace with our business development programs. Our nonaccrual loans have declined significantly and our overall asset quality is good and continues to improve. Operating expenses for the first six-months of the year have declined 5% since last year and we remain focused on controlling our costs. The interest rate environment has been challenging, but we see some positive signs in stabilizing and improving our net interest margin. We continue to work diligently at improving our profitability and finding quality growth opportunities in our market place.”

Net Interest Income

Net interest income was $14.1 million for the second quarter of 2007, up $96 thousand from the first quarter of 2007 and down $1.0 million versus the second quarter of 2006. For the second quarter of 2007 average earning assets increased by $24.9 million compared with the first quarter of 2007. This increase is attributable to a $26.0 million increase in average nonpublic deposits for the second quarter of 2007 versus the first quarter of 2007. This increased level of average earning assets offset the 4 basis point decline in net interest margin, resulting in virtually flat net interest income in the second quarter compared to the first quarter of 2007. For the first six months of 2007 net interest income was $28.0 million, a decline of $2.5 million from the six months ending June 30, 2006. For the first six months of 2007 average earning assets declined $30.6 million from the first six months of 2006 and, together with the 23 basis point decline in net interest margin, resulted in the $2.5 million drop in net interest income. The decline in average earning assets for the first six months of 2007 was affected by average borrowings declining $35.4 million due to the repayment and maturity of those borrowings. The drop in net interest margin resulted from the average cost of funds increasing 46 basis points while average earning asset yield increased only 23 basis points. For most of the first six months of 2007 a flat to inverted yield curve contributed to reduced spread on asset transactions and nonpublic deposits shifted into higher cost certificates of deposits from lower cost deposit products. Mr. Humphrey stated, “We have seen some growth in our loan portfolio and expect that trend to continue. Our investment portfolio is structured to provide liquidity to fund the expansion of the loan portfolio or for reinvestment into securities at current yields. Increases in our funding costs have been moderating. These factors should have a positive impact on our net interest margin going forward.”

Noninterest Income

Noninterest income for the second quarter of 2007 was $4.6 million compared with $4.7 million for the first quarter of 2007 and $5.2 million for the second quarter of 2006. For the six months ended June 30, 2007 noninterest income was $9.3 million compared with $10.1 million for the same period in 2006. The Company sold its trust relationships in the third quarter of 2006 and included in the second quarter of 2006 and the first six months of 2006 was $67 thousand and $261 thousand, respectively, in trust income. Service charges on deposits, which represented over half of the Company’s noninterest income, totaled $2.8 million for the second quarter of 2007, an increase of $198 thousand from the first quarter of 2007 and a decrease of $66 thousand from the second quarter of 2006. The decline in total noninterest income from the second quarter of 2006 is primarily the result of the $432 thousand in income in 2006 associated with the proceeds of corporate-owned life insurance.

Noninterest Expense

Noninterest expense for the second quarter of 2007 was $14.3 million, an increase of $420 thousand from the first quarter of 2007 principally from higher stock option expense and advertising costs. For the first six months of 2007 noninterest expense was $28.3 million a decrease of $1.6 million, or 5%, from the same period in 2006. Salaries and benefits expense represented $422 thousand of the decline on a year-to-date basis, as consolidation activities resulted in a reduction of 21 full-time equivalent employees from a year ago. Advertising costs were $496 thousand lower in the first half of 2007 compared with 2006 and legal and other professional fees were also $477 thousand lower.

Balance Sheet

Total assets were $1.898 billion at June 30, 2007, slightly lower than the $1.908 billion at December 31, 2006 and $1.924 billion at June 30, 2006. Total deposits were $1.617 billion at June 30, 2007, almost unchanged from both December 31, 2006 and June 30, 2006. Total loans at June 30, 2007 were $940.9 million, an increase of $14.4 million over the previous year-end and $12.6 million less than a year ago.

Asset Quality

Mr. Humphrey continued, “Asset quality has shown considerable improvement over the past year, particularly in the second quarter. Several large nonaccrual loans were brought to resolution during the second quarter of 2007 and as a result our nonaccrual loans declined by $5.4 million from March 31, 2007. We also continue to receive meaningful recoveries on previously charged-off loans, contributing to our continued low level of net loan charge-offs. These favorable items, together with continued declines in the level of our criticized and classified loans, have contributed to our reduction of the allowance for loan losses and the second quarter 2007 credit for loan losses ”

The Company recorded a credit for loan losses of $153 thousand for the second quarter and the first six months of 2007, compared with a credit for loan losses of $1.4 million for the first six months of 2006. Net charge-offs of $239 thousand for the second quarter represented 10 basis points of average loans (annualized), compared with $134 thousand and 6 basis points for the first quarter of 2007. For the first six months of 2007 net charge-offs were $373 thousand or 8 basis points compared with $290 thousand or 6 basis points for the first half of 2006. The allowance for loan losses was $16.5 million at June 30, 2007 or 1.76% of loans, compared with $17.0 million or 1.84% at December 31, 2006 and $18.6 million or 1.95% at June 30, 2006.

Capital Management

At a meeting of the Board of Directors on July 25, 2007 the Company approved a new one-year $5.0 million common stock repurchase program and canceled the remaining portion of the Company’s one-year $5.0 million stock repurchase program that was approved October 25, 2006. Under the previous program the Company had purchased a total of 231,946 shares at an average price per share of $20.22 for a total purchase price of $4.691 million. Under the new program, stock repurchases may be made either in the open market or through privately negotiated transactions. In addition, in the second quarter the Company increased the quarterly common stock dividend to $0.11 per share, marking the third increase in the past year. This represents a 37.5% increase in the quarterly common stock dividend when compared with the $0.08 per share dividend in the second quarter of 2006.

Erland E. “Erkie” Kailbourne, Chairman of the Board, commented, “The Company’s financial performance has stabilized and available capital has given us the opportunity to increase our common stock dividend and renew a successful stock repurchase program. Both of these measures, we believe, will enhance shareholder value.”

Total shareholders’ equity at June 30, 2007 was $182.8 million compared with $182.4 million at December 31, 2006 and $172.7 million at June 30, 2006. Regulatory capital ratios remain strong with the Company’s leverage ratio at 8.89% and total risk-based capital ratio at 17.12% at June 30, 2007. During the second quarter of 2007, the Company repurchased 117,800 shares for $2.3 million under its $5.0 million stock repurchase program.

About Financial Institutions, Inc.

With $1.9 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 71 ATMs in Western and Central New York State, and employs over 695 people. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The Company’s stock is listed on the Nasdaq Global Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

*****

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
	June 30,	December 31,	June 30,
(Dollars in thousands, except share data)	2007	2006	2006
ASSETS
Cash and due from banks	$44,309	$47,166	$50,464
Federal funds sold and interest-bearing deposits in other banks	5,720	62,606	26,209
Commercial paper due in less than 90 days	—	—	9,987
Securities available for sale, at fair value	759,855	735,148	740,349
Securities held to maturity, at amortized cost	51,872	40,388	42,426
Loans held for sale	1,432	992	523
Loans:
Commercial	421,094	406,580	422,580
Consumer direct and home equity	236,857	250,268	267,358
Consumer indirect	117,403	106,391	98,242
Residential mortgages	165,516	163,243	165,309

Total loans	940,870	926,482	953,489
Allowance for loan losses	(16,522)	(17,048)	(18,590)

Loans, net	924,348	909,434	934,899
Premises and equipment, net	34,720	34,562	35,058
Goodwill	37,369	37,369	37,369
Other assets	38,467	39,887	46,535

Total assets	$1,898,092	$1,907,552	$1,923,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$263,801	$273,783	$257,224
Interest-bearing demand, savings and money market	670,253	674,224	698,631
Certificates of deposit	682,995	669,688	661,202

Total deposits	1,617,049	1,617,695	1,617,057
Short-term borrowings	22,521	32,310	25,828
Long-term borrowings	37,159	38,187	73,359
Junior subordinated debentures issued to unconsolidated subsidiary trust	16,702	16,702	16,702
Accrued expenses and other liabilities	21,895	20,270	18,197

Total liabilities	1,715,326	1,725,164	1,751,143
Shareholders’ Equity
Preferred stock	17,581	17,623	17,623
Common stock, $0.01 par value, 50,000,000 shares authorized;
11,348,122, 11,348,122 and 11,334,874 shares issued at
June 30, 2007, December 31, 2006 and June 30, 2006, respectively	113	113	113
Additional paid-in capital	24,631	24,439	23,748
Accumulated retained earnings	152,900	148,730	143,482
Accumulated other comprehensive loss	(8,701)	(8,404)	(12,154)
Treasury stock, at cost – 186,287, 5,351, 9,181 shares at June 30, 2007,
December 31, 2006 and June 30, 2006, respectively	(3,758)	(113)	(136)

Total shareholders’ equity	182,766	182,388	172,676

Total liabilities and shareholders’ equity	$1,898,092	$1,907,552	$1,923,819

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Quarter-to-Date			Year-to-Date
	June 30,	March 31,	June 30,	June 30,
(Dollars in thousands, except share and per share data)	2007	2007	2006	2007	2006
Interest income:
Interest and fees on loans	$16,932	$16,627	$17,021	$33,559	$33,653
Interest and dividends on securities	8,952	8,427	8,244	17,379	16,596
Other interest income	574	752	485	1,326	776

Total interest income	26,458	25,806	25,750	52,264	51,025

Interest expense:
Deposits	11,338	10,763	9,121	22,101	17,342
Short-term borrowings	153	169	126	322	238
Long-term borrowings	483	486	1,059	969	2,090
Junior subordinated debentures	432	432	432	864	864

Total interest expense	12,406	11,850	10,738	24,256	20,534

Net interest income	14,052	13,956	15,012	28,008	30,491
Credit for loan losses	(153)	—	(1,601)	(153)	(1,351)

Net interest income after provision for loan losses	14,205	13,956	16,613	28,161	31,842
Noninterest income:
Service charges on deposits	2,767	2,569	2,833	5,336	5,505
ATM and debit card income	724	620	553	1,344	1,087
Broker-dealer fees and commissions	347	383	376	730	807
Trust fees	—	—	67	—	261
Mortgage banking income	301	254	306	555	614
Income from corporate owned life insurance	29	20	432	49	452
Net gain on sale of securities	51	—	—	51	—
Net gain on sale of student loans held for sale	58	112	30	170	177
Net gain on commercial-related loans held for sale	—	—	—	—	82
Net gain on sale of premises and equipment	7	8	3	15	14
Net gain on sale of OREO and repossessed assets	24	49	20	73	107
Net gain on sale of trust relationships	—	13	—	13	—
Other	298	710	561	1,008	1,031

Total noninterest income	4,606	4,738	5,181	9,344	10,137
Noninterest expense:
Salaries and employee benefits	8,008	8,354	8,064	16,362	16,784
Occupancy and equipment	2,450	2,448	2,428	4,898	4,790
Supplies and postage	402	438	451	840	1,010
Amortization of other intangibles	76	77	107	153	215
Computer and data processing	589	457	438	1,046	843
Professional fees and services	577	495	876	1,072	1,549
Other	2,246	1,659	2,217	3,905	4,665

Total noninterest expense	14,348	13,928	14,581	28,276	29,856

Income before income taxes	4,463	4,766	7,213	9,229	12,123
Income taxes	1,020	1,151	1,839	2,171	3,010

Net Income	$3,443	$3,615	$5,374	$7,058	$9,113

Net Income Per Common Share:
Basic	$0.27	$0.29	$0.44	$0.56	$0.74
Diluted	$0.27	$0.29	$0.44	$0.56	$0.74
Weighted Average Common Shares Outstanding:
Basic	11,188,840	11,316,811	11,323,691	11,252,472	11,326,035
Diluted	11,222,994	11,360,202	11,366,183	11,291,219	11,369,202

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES/
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
	2007	2007	2006	2006	2006
(Dollars in thousands, except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

EARNINGS
Net interest income	$14,052	$13,956	$14,293	$14,682	$15,012
Net interest income (fully tax-equivalent)	$15,193	$15,105	$15,462	$15,857	$16,245
Credit for loan losses	$(153)	$—	$—	$(491)	$(1,601)
Noninterest income	$4,606	$4,738	$4,795	$6,979	$5,181
Noninterest expense	$14,348	$13,928	$15,163	$14,593	$14,581
Net income	$3,443	$3,615	$3,004	$5,245	$5,374
Preferred dividends	$371	$371	$371	$371	$372
Net income available to common	$3,072	$3,244	$2,633	$4,874	$5,002
Basic earnings per share	$0.27	$0.29	$0.23	$0.43	$0.44
Diluted earnings per share	$0.27	$0.29	$0.23	$0.43	$0.44
Average shares outstanding	11,188,840	11,316,811	11,332,634	11,327,362	11,323,691
Average diluted shares outstanding	11,222,994	11,360,202	11,384,326	11,371,963	11,366,183
PERFORMANCE
Return on average assets	0.71%	0.77%	0.62%	1.09%	1.11%
Return on average common equity	7.40%	7.96%	6.29%	12.17%	13.03%
Return on average tangible common equity	9.60%	10.35%	8.18%	16.04%	17.37%
Common dividend payout ratio	40.74%	34.48%	39.13%	20.93%	18.18%
Net interest margin (fully tax-equivalent)	3.35%	3.39%	3.44%	3.56%	3.57%
Efficiency ratio	72.04%	69.40%	73.52%	67.19%	67.28%
Full-time equivalent employees	636	634	640	640	657
CAPITAL
Period end common equity to total assets	8.70%	8.50%	8.64%	8.42%	8.06%
Period end tangible common equity to tangible total assets	6.83%	6.69%	6.77%	6.58%	6.18%
Leverage ratio	8.89%	8.99%	8.91%	8.87%	8.39%
Tier 1 risk-based capital ratio	15.86%	15.58%	15.85%	15.33%	14.66%
Total risk-based capital ratio	17.12%	16.83%	17.10%	16.58%	15.92%
Cash dividends declared per share	$0.11	$0.10	$0.09	$0.09	$0.08
Book value per share	$14.80	$14.81	$14.53	$14.49	$13.69
Tangible book value per share	$11.38	$11.42	$11.15	$11.11	$10.29
ASSET QUALITY
Gross loan charge-offs	$970	$692	$1,060	$949	$886
Net loan charge-offs	$239	$134	$633	$418	$100
Net loan charge-offs to average loans (annualized)	0.10%	0.06%	0.27%	0.18%	0.04%
Loans past due over 90 days	$4	$7	$3	$—	$1
Nonaccrual loans	10,402	15,778	15,837	12,804	15,361

Total nonperforming loans	10,406	15,785	15,840	12,804	15,362
Other real estate (ORE) and repossessed assets (repos)	1,352	1,216	1,203	1,551	933

Total nonperforming assets	$11,758	$17,001	$17,043	$14,355	$16,295
Nonperforming loans to total loans	1.11%	1.70%	1.71%	1.36%	1.61%
Nonperforming assets to total loans, ORE and repos	1.25%	1.83%	1.84%	1.52%	1.71%
Nonperforming assets to total assets	0.62%	0.87%	0.89%	0.74%	0.85%
Allowance for loan losses	$16,522	$16,914	$17,048	$17,681	$18,590
Allowance for loan losses to total loans	1.76%	1.82%	1.84%	1.88%	1.95%
Allowance for loan losses to nonperforming loans	159%	107%	108%	138%	121%
PERIOD END BALANCES
Total loans	$940,870	$929,250	$926,482	$941,011	$953,489
Total assets	$1,898,092	$1,962,748	$1,907,552	$1,952,129	$1,923,819
Total deposits	$1,617,049	$1,671,762	$1,617,695	$1,639,619	$1,617,057
Total common equity	$165,185	$166,907	$164,765	$164,375	$155,053
Total shareholders’ equity	$182,766	$184,530	$182,388	$181,998	$172,676
Common shares outstanding	11,161,835	11,271,676	11,342,771	11,347,375	11,325,693
AVERAGE BALANCES
Total loans	$932,843	$921,627	$932,963	$944,751	$958,012
Total interest-earning assets	$1,814,299	$1,789,426	$1,795,958	$1,777,519	$1,822,369
Total assets	$1,938,685	$1,914,593	$1,926,470	$1,902,110	$1,950,638
Total deposits	$1,657,975	$1,627,875	$1,631,020	$1,593,273	$1,645,196
Total interest bearing liabilities	$1,476,534	$1,457,532	$1,465,135	$1,447,202	$1,507,188
Total common equity	$166,526	$165,330	$166,052	$158,950	$154,034
Total shareholders’ equity	$184,108	$182,953	$183,675	$176,573	$171,657